Exhibit 99.1
FOR IMMEDIATE RELEASE
Contact:
Flow Investor Relations
Geoffrey Buscher
253-813-3286
investors@flowcorp.com
FLOW INTERNATIONAL COMPLETES OFFERING OF COMMON SHARES
Kent, WA — September 8, 2009 — Flow International Corporation (NASDAQ: FLOW), the world’s leading developer and manufacturer of industrial waterjet machines for cutting and cleaning applications, today announced that it has closed the public offering of 7,825,000 of its common shares at $2.10 per share. Net proceeds from the offering are approximately $14.9 million. Flow has granted the underwriter an option to purchase up to an additional 1,173,750 shares of common stock at the public offering price, less the underwriting commission, within 30 days following pricing.
Flow intends to use the net proceeds from the offering for the repayment of debt under its credit facility and for general corporate purposes.
Roth Capital Partners, LLC acted as the sole underwriter for the offering.
The common stock was offered pursuant to an effective registration statement filed with the Securities and Exchange Commission. Copies of the prospectus and prospectus supplement relating to this offering may be obtained at the SEC’s website at http://www.sec.gov or from Roth Capital Partners, LLC by e-mail to rothecm@roth.com, by fax to (949) 720-7227 or by mail to 24 Corporate Plaza Drive, Newport Beach, CA, 92660, Attention: Equity Capital Markets.
About Flow International
Flow International Corporation is the world’s leading developer and manufacturer of ultrahigh-pressure waterjet cutting technology to industries including automotive, aerospace, job shop, surface preparation, and more. For more information, visit www.flowcorp.com.
This press release contains forward-looking statements relating to future events or future financial performance that involve risks and uncertainties. The words “believe,” “expect,” “intend,” “anticipate,” variations of such words, and similar expressions identify forward-looking statements but their absence does not mean that the statement is not forward-looking. These statements are only predictions and actual results could differ materially from those anticipated in these statements based on a number of risk factors, including those set forth in the April 30, 2009 Flow International Corporation Form 10-K Report, filed with the Securities and Exchange Commission. Forward- looking statements in this press release include, without limitation, statements regarding the closing of the offering. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date of this announcement.